CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated February 10, 2005, with respect to the financial statements of Unicast Communications Corp. included in the Current Report (form 8-K/A) of Viewpoint Corporation. We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-121955, No. 333-114315, No. 333-111595, No. 333-105127, No. 333-102829, No. 333-64176, No. 333-67213, and No. 333-25987) and Form S-8 (No. 333-97719, No. 333-86817, No. 333-67223, No. 333-28403, No. 333-26557, No. 333-20939, and No. 333-17209) of Viewpoint Corporation of our report dated February 10, 2005 related to the financial statements of Unicast Communications Corp.

/s/ TARLOW & Co., C.P.A.’S

New York, New York

March 21, 2005